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                                                                      Exhibit 10

                               TRANSLATION FROM GERMAN



            RIGHT TO USE BASED ON PRIOR USE WITH REGARD TO TEST MARKETING
                UNTIL A FOREIGN PATENT LICENSING AGREEMENT IS GRANTED


A. BACKGROUND

The company KuW Hummel Vertriebs, Schillerstrasse 2 in
D-88525 Durmentingen, of which Mr. Tebbe's wife holds a share of 49.2%, represented by Mr. Werner Hummel, CEO of KuW Hummel Vertriebs GmbH - hereinafter referred to as "Hummel" -

And

Deotexis, Inc., 885 Third Avenue, Suite 2900, New York, NY 10022-4834, represented by Mr. Gerold Tebbe, President and Vice Chairman of the Board of Directors - hereinafter referred to as "Deotexis" -

1. The "herbal scarf" (a scarf impregnated with microencapsuled natural active ingredients for soothing the symptoms of a common cold) was Mr. Tebbe's first patented product which was introduced to the market as a trial. "Hummel" carried out the trial market introduction in Germany. There was no written contract/agreement made between Deotexis and Hummel to regulate this test marketing.

2. Hummel invested in the purchase and development of manufacturing machines (rewinding machine, low pressure spraying system, textile cutting machine and fully automated packaging machine). These machines are located either on Hummel's site or in the premises of the company that delivered them.

3. The test marketing phase for the herbal scarf is now completed and Mr. Tebbe takes the next steps towards commercial use of his patented technology. For this purpose he acquired controlling (equity) participation in an OTC-coded company in the U.S., increased its capital, changed its name to "DEOTEXIS


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     INC." and transferred the Deotexis master patents (which used to be his personal property) to that company.

4. The licensor is the owner and person authorized to dispose of over 13 patents granted or applied for and a number of country-specific patents, which Mr. Tebbe brought into a public company in the U.S..

5. Since the Deotexis patent right are now in the possession of a public company in the U.S., it is necessary to place the relationship between Deotexis, Inc. and Hummel on a formal basis. For this purpose it is proposed that Deotexis and Hummel sign an agreement on [the right of use based on] prior use.

B. AGREEMENT ON THE RIGHT TO USE BASED ON PRIOR USE

1. Deotexis does not guarantee the extent and validity of its patents and trademarks/brands, WITH THE EXCEPTION OF HOW THEY ARE DESCRIBED IN THE AGREEMENT. DEOTEXIS DOES NOT GIVE ANY WARRANTIES AND GUARANTIES OF ANY KIND, NEITHER EXPRESSLY NOR IMPLICITLY, INCLUDING, BUT NOT LIMITED TO GUARANTEES OF MARKETABILITY, SUITABILITY FOR A CERTAIN PURPOSE NOR FOR THE VALIDITY OF PATENT CLAIMS AND TRADEMARKS GRANTED OR APPLIED FOR.


2. The parties of this Agreement shall be Deotexis, Inc. in 885 Third Avenue, Suite 2900, New York, NY 10022-4834 (licensor) and KuW Hummel Vertriebs GmbH, Schillerstrasse 2, D-88525 Durmentingen (licensee).

3. The license shall cover the following patents: 0 33 733 (Europe), PCT/EP87/00724 (world wide), S.N. 363 512 (U.S.A.) and 63-501129 (Japan)
     (the "patent rights"). The main product in this category is the Deotexis herbal scarf and other products based on it (the "licensed products"). All other Deotexis products shall be subject to separate licenses.

4. Hummel is granted the license for both manufacturing and sales of the Deotexis products only for as long as Deotexis does not grant a license or exclusive license to a large customer of their choice.

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5.   Hummel does not have the right to grant sublicenses and therefore does also not have the right to subrogate a third party to its rights and obligations. Above all neither does it have the right to bring the licenses into a corporation nor give third parties information either on manufacturing secrets and experience (know-how) regarding the manufacture of the object subject to the license or its areas of utilization which they had not thought about when concluding the agreement and subsequently appear feasible and/or which they would like to realize without the consent of the licensor.

6. The Federal Republic of Germany ("Germany") is the territory on which Hummel may engage in manufacture and sales. Hummel is not allowed to sell to all classes of customers. Deotexis must give its expressed consent to every customer in test marketing. Hummel shall undertake considerable efforts for the launching, maintaining and using the licensed products, including but not limited to advertising, direct dispatches of advertising circulars/leaflets, special occasions, trade fairs and advertising campaigns.

7.   The license is not exclusive.

8. Deotexis shall retain the right to manufacture and sell licensed products in Germany. Deotexis shall have the right to have products other than the licensed products manufactured and sold in Germany.

9. Deotexis will not provide any tools, equipment, components or other equipment needed in the manufacturing process of the licensed products.

10. Either party shall have the right to have the license entered into the Patent Register at the Patent Office to register the license with the Patent Office. The licensor grants the licensee all authorizations and signatures required to do so. The costs shall be paid by the party applying for registration.

11. The licensor shall not be held liable in any way for the risk of industrial manufacture. Industrial manufacturing shall be carried out exclusively at

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     the expense of the licensee. The licensee declares that he knows the object the license is based on and obligates himself to manufacture it industrially.

12. The licensor shall have the right to monitor as to whether the objects manufactured on the basis of the license are of the quality agreed on. He may prohibit the delivery of low quality products.

13. The licensee obligates himself to report all changes and improvements made to the objects subject to the license within the duration of the Agreement on hand to the licensee and make them available to him, and no rise in the licensing fee shall occur for this.

14. The licensee obligates himself to provide the licensee with any technical help and all advice necessary to the best of his belief and knowledge and without reservation.

15. In the event that Deotexis will visit the premises of Hummel in order to support Hummel (i.e. visits of technicians) these visits shall not comprise more than five days per month and Hummel will reimburse all costs and expenses arising from these visits.

16. Hummel will indemnify and hold Deotexis harmless against all claims made by a third party based on faults or defects of the products manufactured by Hummel. Deotexis will not give any warranty to the final customer for products manufacture by Hummel.

17.  Hummel may use the Deotexis trademark only in connection with the license.

18. Hummel shall promptly notify Deotexis in writing of any possible breach of the Deotexis patent rights and at the same time provide any possibly available evidence for such breach. Deotexis shall be responsible for taking legal action in such cases of breach of patent rights. If Deotexis does not file a suit within a period of two months, Hummel shall have the right to retain 50% of the licensing fees to be paid to Deotexis and use them for implementing resp. defending the patent rights by way of lawsuit.

19. Hummel shall not have any rights with regard to other Deotexis products that are manufactured and

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     sold in Germany. Deotexis will include Hummel in possible requests for bids with regard to the licensing of new products in Germany.

20. The licensee shall be obligated to exercise the licensing right. He shall be obligated not to manufacture or sell any competing products.

21. Deotexis shall be entitled to any improvements of the licensed products developed by Hummel free of charge.

22. The licensor shall not be liable for the commercial utilizability of the inventions. The risk of commercial utilizability shall exclusively lie with the licensee.

23. Before execution of this licensing agreement the licensee will pay to the account of

               The Chase Manhattan Bank
               600 Fifth Avenue, 5th Floor
               New York, NY 10020
               DEOTEXIS INC.
               Account No. 134662083
               Attention: Eugene Ward

     a one-time fee in the amount of DM 10,000. The Agreement will be signed and delivered by Deotexis upon receipt of the mentioned amount at the Chase Manhattan Bank. The licensee shall have no right to claim for return of this amount even in the event that the Agreement may be untimely terminated for any reason. The licensee herewith settles any licensing fees that may have incurred from the right to use based on prior use with regard to the test marketing.

24. Regardless of the actual sales realized by the licensee the total amount of licensing fees shall not be less than DM 20,000.

25. If the duration of the Agreement during a calendar year did not amount to 12 months the minimum license shall be reduced accordingly.

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26.  For the amount of the minimum license not covered by current licensing fees the claim shall incur at the end of each calendar year.

27. A current licensing fee in the amount of 8% of the net profits gained from the licensed products [shall be applied]; this licensing fee will be calculated every quarter for any period of 12 months and shall be paid within 15 days at the end of the quarter. If the above-mentioned annual net profits exceed DM 5 million the current licensing fee shall be reduced to 7%; if the annual net profits exceed DM 10 million the current licensing fee shall be reduced to 6%; for annual net profits amounting to DM 20 million and all profits exceeding this amount a current licensing fee in the amount of 5% shall be applied.

28. The "net profits" shall be the entire amount that is not in Hummel's possession or under Hummel's control charged to customers for all services performed by Hummel and for all sold products ("Invoices") less (A) trade discounts granted only by Hummel but only to the extent this amount was shown in the invoices; (B) sales taxes, excise duties, charges for taking part in the German recycling program "Gruner Punkt" and use taxes to those services or products paid by Hummel and added to the price Hummel charges the customers for these services and products); (C) reimbursements by clients and (D) reimbursements by clients for travelling expenses of Hummel's employees while working for a customer order, however only to the extent the customer is actually invoiced for these amounts.

29. All payments of licensing fees shall be made by crediting the amount in DM to the account of Deotexis Inc. in New York, NY U.S.A. Deotexis shall bear the risk incurring from the exchange rate when exchanging licensing fees paid in DM into US Dollars for accounting purposes.

30. Hummel shall be obligated to keep detailed records and books in order to render it possible for Deotexis to verify the payments made. Deotexis shall appoint an independent accountant who shall have access to all books and the right to examine them and report about them.

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31.  On the due date of every licensing fee payment Hummel shall provide a complete statement of account showing total sales, a calculation of the licensing fees to be paid thereof, consumption, the quantities produced and the sales prices. Hummel shall be obligated promptly to notify Deotexis about all difficulties or other more serious problems that may occur in connection with its entire business.

32. The term of this license shall be one year [from the date of signing] and shall be automatically renewed, unless one of the parties gives written notice of termination of the Agreement at least 90 days before year end or it is prematurely terminated on the grounds of a breach of the Licensing Agreement or Deotexis grants an exclusive license to a major customer of their choice.

33. The licensee shall have the right prematurely to terminate the Agreement if the invention on which the patent is based technologically or economically no longer finds a market as a result of a change in the situation. The licensee must provide proof of this.

34. The licensor shall not be obligated to maintain the patents that form the basis of this Licensing Agreement. If s/he intends to give up a patent, s/he must notify the licensee thereof at least 6 months before measures required for maintaining the patent must be taken. Subsequently, the licensee shall have the possibility to acquire the patent free of charge. In this event the Licensing Agreement will terminate with the acquisition [of the patent]. If only part of the patents on which this Agreement is based will not be maintained, the Licensing Agreement shall be terminated only insofar as the abovementioned measures must be taken

35. In the case of this non-exclusive license the licensor shall freely decide as to whether s/he will take measures against an infringement of the patent or not. Even if applicable law permits the licensee to go to court, s/he may only do so upon approval of the licensor. In the event that the licensor takes action against the party that infringed upon the patent the licensee will provide support to the best

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     of his/her abilities.
     The party that decides to prosecute shall bear all possible expenses, shall do so at its own expense, and, on the other hand, shall be entitled to the entire incoming amounts. If the parties should agree to prosecute jointly, the expense and recovery resulting therefrom shall be divided equally between the parties.

36. The licensee obligates him/herself not to attack the patent on which the current Agreement is based on, either by way of an action for nullity or by way of an action for dependency, or directly or through a middle man, unless nullity is caused by the licensor's notification.

37. The licensee shall not be allowed to pass on any of the licensor's trade and manufacturing secrets to third parties even after termination of the Agreement. The licensee shall not have the right to make any use of them after termination of the Agreement and shall promptly return all documents concerning the manufacturing process of the object subject to licensing to the licensor.

38. The Agreement shall be construed and interpreted according to the law of Germany. The competent courts shall be called upon for any disputes resulting from or in connection with this Agreement. If in individual cases the parties agree on it, they may also call upon an arbitration court.

39. Hummel shall be obligated to treat all information regarding the existence and the regulations of this Agreement confidentially.


     Deotexis Inc.
     Gerold Tebbe
     President, Vice Chairman, Director      Date/Place




     KuW Hummel Vertriebs GmbH
     Werner Hummel
     Director                                Date/Place



                     [ORIGINAL DOCUMENT IN GERMAN IS SIGNED]



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